Exhibit 10.2

QUALITY ASSURANCE AGREEMENT

This Quality Assurance Agreement (“QA Agreement”) is made and entered into this 12th day of August 2016 (the “Effective Date”) by and between Propanc Health Group Corporation, having its office at 555 Riversdale Road, Camberwell, Victoria, 3124, Australia (“COMPANY”) and Q-Biologicals NV, having its office at Technologiepark 4, 9052 Zwijnaarde, Belgium, RPR Gent 840.165.203 (“Q-BIOLOGICALS”). Q-BIOLOGICALS and COMPANY being collectively referred to below as the “Parties” and individually as a “Party.”

Whereas, COMPANY and Q-BIOLOGICALS have entered into a Manufacturing Services Agreement (the “Manufacturing Services Agreement”) on August 12th, 2016 for the manufacturing of the Products (as defined in the Manufacturing Services Agreement).

Whereas, by means of this QA Agreement, the Parties intend to define the respective responsibilities of Q-BIOLOGICALS and COMPANY at the quality level for manufacturing and testing of the Products.

1.            Purpose of the Quality Assurance Agreement

1.1           All capitalized terms in this QA Agreement shall have the same meaning as in the Manufacturing Services Agreement, unless otherwise explicitly stated herein.

1.2           The purpose of this QA Agreement is to establish the respective obligations and responsibilities of Q-BIOLOGICALS and COMPANY relating to the manufacturing and testing of Products under the Manufacturing Services Agreement.

1.3           cGMPs or current Good Manufacturing Practices shall mean the applicable standards relating to manufacturing practices for intermediates, bulk products or finished pharmaceutical products. For the purposes of this Agreement, cGMPs refers to Eudralex The Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products” as may be amended from time to time.

1.4           This QA Agreement shall be attached to and incorporated in the Manufacturing Services Agreement. In the event of a conflict between any of the provisions of this QA Agreement and the Manufacturing Services Agreement, the provisions of the QA Agreement shall prevail in respect of specific quality matters, for all other matters the Manufacturing Services Agreement shall prevail.

2.            Procedures for revision

This QA Agreement can be modified as needed, with prior written approval of both Parties. This QA Agreement must be modified if any term fails to meet future revisions of applicable regulations and guidelines.

3.            Term of the QA Agreement

3.1           This QA Agreement shall commence as of the Effective Date of the Manufacturing Services Agreement and shall terminate or expire upon the termination or expiration of the Manufacturing Services Agreement.

3.2           Q-BIOLOGICALS’s obligations for record and sample retention shall survive termination or expiration of this QA Agreement for the period provided in the relevant provisions of this QA Agreement.

4.            Regulatory Submissions

4.1           COMPANY will be responsible for the submission of documentation to regulatory authorities in support of the Products.

4.2           COMPANY and Q-BIOLOGICALS will mutually agree upon responses, which Q-BIOLOGICALS will make, to questions and/or requests of regulatory authorities regarding production processes and Product testing relevant to COMPANY.

4.3           Q-BIOLOGICALS will cooperate with COMPANY in support of all regulatory filings involving Products including participation in meetings with regulatory authorities as appropriate. The cost related to such support will be carried by COMPANY.

5.            Regulatory Audit Exchange

5.1           Q-BIOLOGICALS shall inform COMPANY in writing within five (5) business days of notification of any communication or action (e.g. Facility inspection, record or sample request, etc.) initiated by a regulatory authority directly related to the Facility or manufacturing and quality control operations which may impact on the Products.

Q-BIOLOGICALS shall provide COMPANY with a copy of any regulatory inspection report, deficiency letter, or regulatory compliance observation arising from the foregoing inspection excluding any Confidential Information, within ten (10) calendar days of receipt.

If as a result of any such inspection, Q-BIOLOGICALS is required to take any corrective action in order to comply with any applicable Law, Q-BIOLOGICALS shall inform COMPANY in writing of any such action it has taken in response to such requirement.

5.2           COMPANY will inform Q-BIOLOGICALS in a timely fashion when regulatory agencies are seeking to schedule inspections concerning the Products at Q-BIOLOGICALS’s Facility.

COMPANY will be permitted two representatives during the opening, closing and daily wrap up portions of the inspection at Q-BIOLOGICALS’s Facility.

5.3           Q-BIOLOGICALS’s communication and commitments with regulatory inspectors will be limited to matters outside of COMPANY’s regulatory submissions, and COMPANY will be informed of all such communication and commitments that could impact COMPANY’s regulatory submissions. COMPANY and Q-BIOLOGICALS will mutually agree upon responses, which COMPANY will make, to the questions and requests of a regulatory authority regarding production processes and Product testing. COMPANY will determine and make all other responses to regulatory authorities.

6.            Audits

6.1           COMPANY or a person or firm acting on behalf of COMPANY has the right to perform one audit of Q-BIOLOGICALS Facility, laboratories and warehouses each year for the purposes of verification Q-BIOLOGICALS compliance with cGMPs and Q-BIOLOGICALS SOPs related to the manufacturing and testing of the Products. The audit will be limited to 2 business days to occur on mutually agreed dates.

6.2           COMPANY or a person or firm acting on behalf of COMPANY may also perform an annual audit of each Q-BIOLOGICALS Authorized Subcontractors involved in the manufacture, testing and validation of the Products, providing that COMPANY provides Q-BIOLOGICALS with prior written notification of its intent to audit. Q-BIOLOGICALS will provide commercially reasonable efforts to facilitate the scheduling and execution of COMPANY’s audits of subcontractors.

6.3           In addition to the annual compliance audit, COMPANY or a person or firm acting on behalf of COMPANY may also audit Q-BIOLOGICALS and its Authorized Subcontractors in the event of failure or recall of a Product lot.

6.4           At the conclusion of each audit, COMPANY or a person or firm acting on behalf of COMPANY will hold a wrap up meeting with Q-BIOLOGICALS and/or its Authorized Subcontractors to review all significant audit observations.

6.5           Within 30 days of each audit it performs at Q-BIOLOGICALS and its Authorized Subcontractors, COMPANY will provide Q-BIOLOGICALS with a written report of its observations and recommendations. Within 30 days of receipt of COMPANY’s audit report, Q-BIOLOGICALS and/or its subcontractors will provide a written response to COMPANY including a response to all COMPANY observations.

6.6           In the event that COMPANY finds any contractual or regulatory deficiencies during such audit, Q-BIOLOGICALS shall take a course of action and resolution acceptable to COMPANY in accordance with a time-plan which shall be agreed upon between COMPANY and Q-BIOLOGICALS.

7.            Documentation

7.1           Q-BIOLOGICALS is responsible for generating and maintaining records of equipment usage, cleaning and maintenance.

7.2           Q-BIOLOGICALS shall draw up the manufacturing and quality control documents according to its own format. Upon COMPANY’s written request, Q-BIOLOGICALS will send these manufacturing and quality control documents to COMPANY for approval and sign off prior to production of the Products. Q-BIOLOGICALS shall use a documentation system for the Products which contains information about the phases of manufacture to the degree that enables COMPANY an assessment for compliance with the registration files.

7.3           Q-BIOLOGICALS will provide COMPANY with copies of documents used in the manufacturing process and testing of the Products upon request.

7.4           Q-BIOLOGICALS will provide COMPANY with copies of the completed batch records and overview of associated deviation reports, test reports, Certificate of Analysis and Confirmation of Compliance created for each batch of Product produced by Q-BIOLOGICALS.

7.5           Changes to documentation will be implemented according to Section 12 of this QA Agreement.

7.6           Q-BIOLOGICALS is responsible for maintaining Product batch production and testing records for a period of minimum ten (10) years. Written authorization from COMPANY is required prior to the movement or destruction of Product records. If Q-BIOLOGICALS is no longer willing or able to store Product records, COMPANY may have the records destroyed, or transferred to an alternate storage location at COMPANY’s expense.

8.            Manufacture and Testing

8.1           Q-BIOLOGICALS will perform manufacture and testing of the Products in the Facility.

8.2           COMPANY is authorized to have one (1) representative present at the Facility during Product manufacture and testing. Additional COMPANY representatives may be permitted if agreed beforehand by Q BIOLOGICALS.

8.3           Q-BIOLOGICALS is responsible for installation, qualification, calibration, and maintenance of equipment, instruments and Facility utilized in the manufacture and release testing of the Products.

8.4           Prior to the start of the production of the Products, the assigned production rooms and relevant equipment will be changed over with proper cleaning and documented when changing from one product to another. Rooms and equipment changeover shall be reviewed and released by Q-BIOLOGICALS’s quality unit prior to the start of the production.

8.5           All manufacturing operations shall be performed according to the manufacturing documents and the procedures set forth in the Manufacturing Services Agreement and this QA Agreement.

8.6           Q-BIOLOGICALS is responsible for control and monitoring of the Product manufacturing process and production rooms.

8.7           Q-BIOLOGICALS is responsible for assigning and tracking unique identifier numbers to each lot of raw material, component, product intermediate and Product. From this information Q-BIOLOGICALS will develop a trace tree for each lot of Product. Q-BIOLOGICALS will send to COMPANY the trace tree for the Product lot.

8.8           Q-BIOLOGICALS will utilize raw materials, products and packaging articles according to its own internal specifications and procedure. Q-BIOLOGICALS will establish and maintain a BSE/TSE assessment for all relevant materials.

8.9           Q-BIOLOGICALS is responsible for ensuring that all raw materials purchased by Q-BIOLOGICALS and used in the manufacturing process are tested according to Q-BIOLOGICALS’s approved specifications and the Specifications. Q-BIOLOGICALS is responsible for maintaining critical raw materials retain samples according to the specifications.

8.10         The dates of manufacture will be determined by, and documented in, the Batch Records Documents (BRD’s).

8.11         The expiration date of the Products will be determined by COMPANY.

8.12         Q-BIOLOGICALS will label the Products.

8.13         Q-BIOLOGICALS will store the Products in a controlled area according to written COMPANY instructions and in compliance with cGMP.

Q-BIOLOGICALS shall be responsible for establishment and maintenance of an environmental monitoring program to assure adherence to such specified storage conditions.

8.14         Q-BIOLOGICALS is responsible for retaining samples from each lot for testing in accordance with cGMP. Q-BIOLOGICALS shall retain sufficient samples from each batch to allow retesting to be performed.

8.15         Q-BIOLOGICALS will maintain these samples for each lot until the lot reaches its expiry date + 1 year. COMPANY will provide Q-BIOLOGICALS with written instructions regarding the disposition of retention samples from expired lots. When Q-BIOLOGICALS is no longer willing or able to store retention samples, COMPANY may have the samples destroyed, or transferred to an alternate storage location at COMPANY’s expense.

8.16         Testing of the Products performed by Q-BIOLOGICALS will be done in accordance with test methods approved by COMPANY using calibrated equipment.

8.17         Test results must be evaluated against the specifications as stated in the Product monograph drafted by Q-BIOLOGICALS.

8.18         Test records must be written to enable full reconstruction of the testing performed.

9.            Shipment

9.1           Q-BIOLOGICALS will ship the Products to COMPANY in accordance with the Manufacturing Services Agreement and according to written COMPANY instructions.

9.2           Q-BIOLOGICALS will not ship Products to any destination until written approval has been received from COMPANY.

9.3           All units of Product will be accounted for prior to shipping.

9.4           The documentation of the shipping amounts will be forwarded to COMPANY.

10.          Subcontracting

10.1         Q-BIOLOGICALS agrees not to subcontract any of the manufacturing, packaging, labeling, inspection, testing and/or handling of Products to a third party unless permitted under, and done in accordance with, the terms of the Manufacturing Services Agreement.

11.         PRODUCT Release

11.1         COMPANY and Q-BIOLOGICALS will each identify a Quality Assurance (QA) representative who will function as the points of contact between the PARTIES for the purposes of communication regarding Product release and regulatory compliance activities.

11.2         COMPANY and Q-BIOLOGICALS will mutually agree upon testing specifications for the Products. The PARTIES will mutually agree in writing to all changes to such specifications prior to implementation.

11.3         Q-BIOLOGICALS is responsible for reviewing Product lot records, test results performed by Q-BIOLOGICALS and corresponding specifications and determining whether or not the Product complies with Specifications.

11.4         Q-BIOLOGICALS will issue a Certificate of Analysis and Confirmation of Compliance to COMPANY. The Certificate of Analysis will contain a summary of the Product test results performed by or for Q-BIOLOGICALS, specifications, date of manufacture, date of expiry and lot size. The Confirmation of Compliance will contain a statement signed by Q-BIOLOGICALS’s Qualified Person stating that the lot has been manufactured and tested by Q-BIOLOGICALS in compliance with cGMP and Q-BIOLOGICALS SOP’s and the Product Specifications set forth in the Product specification file; any revision of the Product specification file that has an impact on the Product Specifications shall require Q-BIOLOGICAL’s prior written consent.

11.5         Q-BIOLOGICALS will provide per Product lot at least the following documents to the COMPANY:

•	the Certificate of Analysis
•	the Confirmation of Compliance
•	Lot/Batch genealogy
•	a copy of the completed production records and overview associated investigation/deviation reports
•	environmental monitoring data during filling

•	copies of all laboratory data including raw data and overview associated laboratory investigation reports (OOS).

11.6         COMPANY will make reasonable efforts to inspect each lot within sixty (60) days of receipt of the Certificate of Analysis, Confirmation of Compliance and requested documents.

12.         Change Control

12.1         All changes by COMPANY to previously approved documents, to equipment used in the manufacturing process of the Product, to Product Specifications and test methods used, or other contractual requirements must be mutually approved by COMPANY and Q-BIOLOGICALS in writing prior to implementation.

12.2         Q-BIOLOGICALS will inform COMPANY in writing within 10 working days of any major changes to its Facility.

12.3         Q-BIOLOGICALS will inform COMPANY within 10 working days in writing of any major changes in quality systems.

12.4         Q-BIOLOGICALS hereby declares that no major change to the production process, test methods, protocols and/or equipment with potential impact on the Products will be made without prior written authorization of COMPANY.

13.         Validation

13.1         Q-BIOLOGICALS will inform COMPANY about the validation status of the equipment used in the manufacturing or testing of the Products. Q-BIOLOGICALS will ensure that the validation of the equipment is performed as agreed. Q-BIOLOGICALS will provide COMPANY with equipment validation certificates upon request.

13.2         The validation of the manufacturing process, test methods will be performed upon request of COMPANY and must be executed according protocols approved prior to execution by COMPANY. Q-BIOLOGICALS will provide COMPANY with copies of process manufacturing and test methods validation certificates upon request.

14.         Investigations

14.1         Q-BIOLOGICALS will notify COMPANY of all excursions, deviations, observations and investigations which could impact past, current or future lots of the Products.

COMPANY would like to be notified of major deviations within 24 hours of discovery or as soon as is practically possible if corrective actions can prevent a batch failure.

14.2         Q-BIOLOGICALS will notify COMPANY of all Product testing failures within 2 business days, and prior to initiating retesting.

14.3         All investigations concerning the Products and conducted at Q-BIOLOGICALS will be reviewed and approved by Q-BIOLOGICALS and provided to COMPANY.

14.4         All deviations, including but not limited to non-compliances and non-conformities, will be thoroughly investigated by Q-BIOLOGICALS and, if applicable, corrective actions to prevent reoccurrence of the deviations will be suggested. Corrections to repair any deviation will only be made after notification to COMPANY and after written approval by COMPANY.

Major deviations during manufacturing and/or quality control will be reported by telephone and/or by e-mail to COMPANY within 24 hours of discovery or as soon as is practically possible.

15.         Dispute Resolution

Disputes concerning the acceptability of Product lots or general compliance issues will be resolved by the Quality Assurance representatives of the Parties. If the dispute is not resolved after 30 days, either Party may upon written notification to the other request that the dispute be resolved according to the provisions of the Manufacturing Services Agreement.

16.         Assignment of the QA Agreement

Q-BIOLOGICALS shall not assign any rights and/or responsibilities given by this QA Agreement to a third party without prior written consent of the COMPANY except according to the provisions of the Manufacturing Services Agreement.

17.         List of people to contact

For COMPANY:
Propanc Health Group Corporation Attn: James Nathanielsz 555 Riversdale Road Camberwell, Victoria, 3124 Australia

For Q-BIOLOGICALS:

CEO Dr. Annie Van Broekhoven Tel. +32 9/241 1103 Email: annie.vanbroekhoven@q-biologicals.be

Qualified Person Marijke Verhaeghe Tel. +32 9/241 1102 Email: marijke.verhaeghe@q-biologics.be

Q-BIOLOGICALS		Propanc Health Group Corporation

By:	/s/ Marijke Verhaeghe	By:	/s/ James Nathanielsz

Name:	Marijke Verhaeghe	Name:	James Nathanielsz

Title:	Qualified Person	Title:	CEO

Date:	22 Aug 16	Date:	23 Aug, 2016

Q-BIOLOGICALS

By:	/s/ Tanja Vandeputte

Name:	Tanja Vandeputte

Title:	QA Manager

Date:	22 Aug 16